          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              CHEVRON CORPORATION
                              -------------------
                (Name of Registrant as Specified In Its Charter)

                              CHEVRON CORPORATION
                              -------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act rule 0-11:*

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

LOGO
    CHEVRON CORPORATION
                                          Notice of Annual Meeting

                                          of Stockholders and

                                          Proxy Statement

                                          May 3, 1994

                                          Nob Hill Masonic Center

                                          1111 California Street

                                          San Francisco, California

                                                                            LOGO

San Francisco, California
March 25, 1994

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 3, 1994

To the Stockholders:

The Annual Meeting of Stockholders of Chevron Corporation will be held at 9:30 a.m., local time, on Tuesday, May 3, 1994, in the Auditorium of the Nob Hill Masonic Center, 1111 California Street, San Francisco, California (the "Meeting").

As set forth in the attached Proxy Statement, the Meeting will be held for the following purposes:

  . ITEM 1--to elect 12 Directors;

  . ITEM 2--to vote upon the proposal to amend Chevron Corporation's Restated
   Certificate of Incorporation to increase the number of authorized shares of Common Stock;

  . ITEM 3--to vote upon the proposal to split the Common Stock;

  . ITEM 4--to ratify the appointment of independent public accountants;

  . ITEMS 5 THROUGH 7--to take action on stockholder proposals;

and to act upon such other matters as may properly be brought before the Meeting.

Stockholders of record at the close of business on March 11, 1994 are entitled to vote at the Meeting. The number of outstanding voting securities of Chevron Corporation on February 10, 1994 was 325,823,685 shares of Common Stock, $3 par value. Each share is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Nob Hill Masonic Center on May 3, 1994 and for 10 days prior to the Meeting, between the hours of 8:00 a.m. and 4:00 p.m. at the office of the Transfer Agent, Chevron Corporation, 225 Bush Street, San Francisco, California.

Please carefully read the attached Proxy Statement for information on the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting. If you cannot, please vote on the listed matters by marking, signing and returning the enclosed Proxy Card. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

By Order of the Board of Directors


M. J. McAULEY
Secretary

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
General Information for Stockholders......................................    1
  Voting Procedures.......................................................    1
  Expenses of Solicitation................................................    1
  Stockholder Proposals...................................................    2
  Ownership of Chevron Stock..............................................    2
    Directors and Executive Officers......................................    3
ITEM 1 Election of Directors..............................................    4
  Nominees for Directors..................................................    4
  Committees of the Board.................................................    6
  Non-Employee Directors' Compensation....................................    7
ITEM 2 Approval of the Proposal to Amend Chevron's Restated
     Certificate of Incorporation to Increase the Number of Authorized
     Shares of Common Stock...............................................    8
ITEM 3 Approval of the Proposal to Split the Common Stock.................    8
ITEM 4 Approval of the Appointment of Independent Public Accountants......    9
ITEM 5 Stockholder Proposal to Make Directors' Compensation in the Form of
 Common Stock.............................................................    9
ITEM 6 Stockholder Proposal to Prepare a Report on the Impact of NAFTA....   11
ITEM 7 Stockholder Proposal to Prepare a Report on Environmental and
 Safety Hazards...........................................................   12
Executive Compensation....................................................   15
  Summary Compensation Table..............................................   15
  Stock Options Granted in 1993 Table.....................................   16
  1993 Year-End Stock Option Value Table..................................   16
  Long-Term Incentive Plan--1993 Performance Unit Awards Table............   16
  Pension Plan Table......................................................   17
  Management Compensation Committee Report on Executive Compensation......   18
  Performance Graph.......................................................   21
Other Matters.............................................................   22
Appendix A--Proposed Amended Article IV to the Restated Certificate of In-
 corporation..............................................................  A-1

                                                 CHEVRON CORPORATION
                                                 225 Bush Street
                                                 San Francisco, California
                                                 94104
March 25, 1994

                                PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Chevron Corporation ("Chevron") to help you exercise your voting rights at the May 3, 1994 Annual Meeting of Stockholders (the "Meeting"). The accompanying Proxy Card represents your holdings of Chevron Corporation Common Stock, $3 par value ("Chevron Stock").

                      GENERAL INFORMATION FOR STOCKHOLDERS

VOTING PROCEDURES

If you are a stockholder of Chevron, you can be represented at the Meeting and have your shares voted as you direct by means of the enclosed Proxy Card. The proxy holders, K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser, will vote all shares of Chevron Stock represented by Proxy Cards that are properly signed and returned by stockholders. Your shares will be voted by the proxy holders as you have directed. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. The Proxy Card also authorizes the proxy holders to vote the shares represented on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD TO PERMIT THE PROXY HOLDERS TO VOTE YOUR SHARES.

The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting. If you attend the Meeting and wish to vote, your ballot at the Meeting will cancel any proxy that you have previously given.

Corporation policy is to handle proxies and ballots from all stockholders in a manner that protects stockholder voting privacy. Only the proxy solicitor, the Judges of Election and the few other persons necessary to inspect and process the ballots and proxies have access to them. None of these persons is a Director or officer of Chevron. Every such person pledges to treat in confidence all information from proxies and ballots. Information concerning the ballots and proxies may be disclosed only in the event of a contest or as otherwise required by law. Your Directors believe these procedures are in the best interests of Chevron and are adequate to protect stockholder voting privacy.

Under Chevron's Restated Certificate of Incorporation and By-Laws, each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are Directors to be elected and for or against all other matters presented.

The nominees receiving the most support for the number of positions to be filled are elected Directors. Proposals are approved if the number of shares voted in favor exceed the number voted against. Abstentions and broker non-votes do not affect the calculation.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Chevron. Chevron has retained Georgeson & Company Inc. to solicit proxies at an estimated cost of $25,000. Employees of Chevron and its subsidiaries may also solicit proxies personally and by telephone, for which the expense would be nominal.

STOCKHOLDER PROPOSALS

You may be asked to vote on proposals which were submitted by stockholders who are not members of management or the Board of Directors. The proposals are included as action items in the Notice of Meeting and are set forth and discussed in this Proxy Statement because they are proper subjects for action by stockholders and for inclusion in the Proxy Statement, have been submitted to Chevron on a timely basis, and otherwise comply with the rules of the Securities Exchange Act of 1934, as amended, the laws of the State of Delaware and applicable provisions of Chevron's Restated Certificate of Incorporation. These proposals have been printed in this Proxy Statement as submitted.

When submitted, each proposal included the name and address of the stockholder making the proposal, the number of shares owned by the stockholder and the dates upon which the shares were acquired. Each proposal also included a statement that the stockholder had held the shares for more than one year at the time of the submission and intended to hold the shares through the date of the Meeting. Persons who claimed beneficial ownership of stock held of record by others were permitted to submit proposals if they submitted appropriate documentation of their claim of beneficial ownership. The name and address of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by Chevron, either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

Stockholders submitting a proposal must appear personally or by proxy at the Meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the Meeting and it is supported by a majority of the shares that are voted.

For a stockholder proposal to be considered for inclusion in the proxy materials for the 1995 Annual Meeting of Stockholders, it must be received by the Corporate Secretary at the corporate headquarters address before November 25, 1994. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested.

OWNERSHIP OF CHEVRON STOCK

Under applicable rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of Chevron Stock if he or she directly or indirectly has or shares voting power and/or investment power with respect to a security. A person is also considered to own shares which he or she does not own currently but has the right to acquire presently or at some time within the next 60 days. Restricted stock units awarded under Chevron compensation plans do not carry voting rights and may not be sold. Nonetheless, they may ultimately be paid in shares of Chevron Stock and represent economic ownership.

DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information about economic and beneficial ownership of Chevron Stock as of January 26, 1994, for each Director, for each executive officer named in the Summary Compensation Table on page 15 and for all Directors and executive officers of Chevron as a group. All amounts shown in the table represent less than one percent of the outstanding shares of Chevron Stock.

                                   Restricted Stock Exercisable Shares Currently
                                       Units(1)     Options(2)      Owned(3)
                                   ---------------- ----------- ----------------
      Samuel H. Armacost.........        1,110            --          1,050
      J. Dennis Bonney...........       15,226         65,700        33,975
      William E. Crain...........        3,875         39,600        21,458
      Kenneth T. Derr............          --         117,900        67,561
      Sam Ginn...................          838            --          1,000
      Carla A. Hills.............          344            --            300
      Martin R. Klitten..........          --          36,100        11,490
      Charles M. Pigott..........        1,110            --         34,452
      Condoleezza Rice...........          427            --            --
      S. Bruce Smart, Jr.........        1,110            --          1,000
      James N. Sullivan..........          --          65,700        29,166
      George H. Weyerhaeuser.....        1,110            --          6,400
      John A. Young..............        1,110            --            500
      Directors and executive of-
       ficers as a group (18 per-
       sons).....................       48,299        402,800       256,151

- --------
(1) Includes, for non-employee Directors, stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors, and for executive officers, stock units deferred under the Management Incentive Plan and stock units awarded under the Management Contingent Incentive Plan and/or the Long-Term Incentive Plan. Some of the stock units remain subject to possible forfeiture under applicable provisions of such plans.
(2) Represents all currently exercisable stock options awarded under the Long-Term Incentive Plan.
(3) Includes, for executive officers, restricted shares and shares held in trust under various profit sharing or incentive plans, some of which may remain subject to forfeiture under applicable provisions of such plans.

                            ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

It is intended that the shares represented by the enclosed Proxy Card will be voted, unless such authority is withheld, for the election of the 12
Director nominees named in the following section. Each nominee is presently a Director of Chevron. The Directors will be elected to serve for the ensuing year and until their successors have been elected. In the event that any Director nominee should become unavailable to serve as a Director, which is not anticipated, the proxy will be voted for a nominee who shall be designated by the present Board to fill such vacancy or the Board of Directors may provide by resolution for a lesser number of Directors.

NOMINEES FOR DIRECTORS

              SAMUEL H. ARMACOST, 54, is a General Partner of Weiss, Peck &
              Greer, an investment firm. Mr. Armacost was President, Director
Photo of      and Chief Executive Officer of BankAmerica Corporation from 1981
Samuel H.     to 1986. From 1987-1990, he was a Managing Director of Merrill
Armacost      Lynch Capital Markets. He assumed his current position in 1990.
appears       He has been a Director of Chevron since 1982. He is a Director
here.         of SRI International, the Irvine Foundation, The Failure Group,
              Inc. and CoreLink Resources Inc.; and a member of The Business
              Roundtable, The Business Council, The Conference Board, and the
              Advisory Council of the California Academy of Science.



              J. DENNIS BONNEY, 63, is a Vice-Chairman of the Board of
              Chevron. He joined Chevron in 1960. After a succession of
              assignments in its international operations, he advanced to
Photo of      Assistant Manager of the Foreign Operations Staff in 1967 and
J. Dennis     Manager in 1971. He was elected a Vice-President in 1972 and
Bonney        assumed his present position in 1987. He has been a Director of
appears       Chevron since 1986. He is a Director of the American Petroleum
here.         Institute, the San Francisco Opera and San Francisco
              Performances. He is a Trustee of the Asian Art Museum. He is a member of the Board of Overseers of the Hoover Institution, Vice-Chairman of the World Affairs Council of Northern
              California, a member of the National Council of the World
              Wildlife Fund and a member of the Council on Foreign Relations.



              WILLIAM E. CRAIN, 64, is a Director and Vice-President,
              Exploration and Production, of Chevron. He joined Chevron in
              1957 as an Exploration Geologist and had a succession of
Photo of      management positions in exploration. In 1985, he was elected
William E.    Vice-President for Exploration for Chevron U.S.A. Inc., the
Crain         domestic oil and gas subsidiary. He was elected a Vice-President
appears       of Chevron and Senior Vice-President, Exploration, Land and
here.         Production, of Chevron U.S.A. Inc., in 1986. He has been a
              Director of Chevron since 1988. He is a Director of the American
              Geological Institute Foundation and the San Francisco
              Exploratorium; and a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists, the Stanford University Earth Sciences Advisory Board and the
              Engineering Foundation Advisory Council of the University of
              Texas. Mr. Crain is scheduled to retire as an officer and employee on September 1, 1994. At such time, in accordance with corporation policy, he would resign from the Board of Directors.

              KENNETH T. DERR, 57, is Chairman of the Board of Chevron. He
              joined Chevron in 1960. After a succession of assignments in the
              Comptroller's and Manufacturing Departments, he became Assistant
Photo of      to the President in 1969. He was elected a Vice-President in
Kenneth T.    1972, a Vice-Chairman in 1985 and assumed his present position
Derr          in 1989. He served as President and Chief Executive Officer of
appears       Chevron U.S.A. Inc. from 1979 to 1984. He has been a Director of
here.         Chevron since 1981. He is a Director of Citicorp, Potlatch
              Corporation, The Bay Area Council, Invest-in-America and the
              American Productivity and Quality Center; Chairman of the
              American Petroleum Institute; a Trustee of Cornell University and The Conference Board; and a member of the National Petroleum
              Council, the California Business Roundtable, The Business
              Council, The Business Roundtable, The Institute for
              International Studies at Stanford University, the Business
              Council for Sustainable Development and the President's Council on Sustainable Development.



              SAM GINN, 56, is Chairman of the Board and Chief Executive
              Officer of Pacific Telesis Group, a diversified
              telecommunications company. Prior to becoming Chairman in 1988,
Photo of      he was President and Chief Operating Officer. He has been a
Sam Ginn      Director of Chevron since 1989. He is a Director of Pacific
appears       Telesis Group, Pacific Bell, Transamerica Corporation and
here.         Safeway Inc. He is Chairman of the California Business
              Roundtable, a member of The Business Council, The Business
              Roundtable and The Institute for International Studies at
              Stanford University. In December 1993, Mr. Ginn became Chairman of the Board and Chief Executive Officer of PACTEL Corporation.
              At the time of the spinoff of PACTEL Corporation by Pacific
              Telesis, he will resign his positions with Pacific Telesis and Pacific Bell.



              CARLA ANDERSON HILLS, 60, is Chairman and Chief Executive
              Officer of Hills & Company International Consultants, a company giving advice on investment, trade and risk issues abroad. From
Photo of      1989 to 1993, she served as United States Trade Representative.
Carla         Prior to her government service, she was a co-managing partner
Anderson      in the law firm of Weil, Gotshal & Manges. She is a Director of
Hills         American International Group, American Telephone and Telegraph
appears       Company, Bechtel Enterprises, Inc., Bechtel Group, Inc., Time
here.         Warner, Inc., Trust Company of the West and United Air Lines,
              Inc. Mrs. Hills was a Director of Chevron from 1977 through 1988 prior to serving as U.S. Trade Representative, and rejoined the Board of Directors in 1993.



              CHARLES M. PIGOTT, 64, is Chairman of the Board and Chief
Photo of      Executive Officer of PACCAR Inc, a manufacturer of
Charles       transportation equipment. He was elected President of PACCAR Inc
M. Pigott     in 1965, became its Chief Executive Officer in 1967 and Chairman
appears       of the Board in 1986. He has been a Director of Chevron since
here.         1973. He is a Director of The Boeing Company and Seattle Times
              Company; and a member of The Business Council.


              CONDOLEEZZA RICE, 39, is Provost and Vice President of Stanford
              University. She was named Provost in September 1993. Ms. Rice
Photo of      joined the Stanford University faculty in 1981. From 1986 to
Condoleezza   1987, she served on a fellowship with the Joint Chiefs of Staff
Rice          acting as Special Assistant to the Director of the Joint Staff
appears       for strategic nuclear policy. From 1989 until April 1991, she
here.         served on the Bush Administration's National Security Council,
              as Director for Soviet and East European Affairs and also as Senior Director for Soviet Affairs. She also served as Special
              Assistant to President Bush for National Security Affairs. She has been a Director of Chevron since 1991. She is a Director of Transamerica Corporation and the Rand Corporation. She is a member of the Council on Foreign Relations and the Aspen
              Strategy Group.

              S. BRUCE SMART, JR., 71, is Senior Fellow and a Director of the
              World Resources Institute. He joined the predecessor to The
Photo of      Continental Group in 1953 and was its Chairman and Chief
S. Bruce      Executive Officer from 1981 to 1985. He served as Under
Smart, Jr.    Secretary of Commerce for International Trade from 1985 to 1988.
appears       He has been a Director of Chevron since 1988. He is a member of
here.         The Business Council and the Council on Foreign Relations and he
              is a Director of Inform, Inc.



              JAMES N. SULLIVAN, 56, is a Vice-Chairman of the Board of
              Chevron. He joined Chevron in 1961 as a Process Engineer and
Photo of      held a succession of manufacturing assignments. He was elected a
James N.      Vice-President of Chevron in 1983. He assumed his present
Sullivan      position in 1989. He has been a Director of Chevron since 1989.
appears       He is a member of the Board of Trustees of the University of San
here.         Francisco and the Committee for Economic Development. He is a
              Director of the U.S. Chamber of Commerce, the California Chamber of Commerce, the National Association of Manufacturers and the American Petroleum Institute.



              GEORGE H. WEYERHAEUSER, 67, has been Chairman of the Board of
              Weyerhaeuser Company, a forest products company, since 1988. He
Photo of      joined Weyerhaeuser Company in 1949, became its President in
George H.     1966 and was its Chief Executive Officer from 1966 to 1991. He
Weyerhaeuser  has been a Director of Chevron since 1977. He is a Director of
appears       The Boeing Company, SAFECO Corporation and a member of The
here.         Business Council.


              JOHN A. YOUNG, 61, retired as President, Director and Chief
              Executive Officer of Hewlett-Packard Company, a manufacturer of
Photo of      electronic equipment, in 1992. He joined Hewlett-Packard in
John A.       1958, became its President in 1977 and its Chief Executive
Young         Officer in 1978. He has been a Director of Chevron since 1985.
appears       He is a Director of Affymetrix, Inc., Shaman Pharmaceuticals,
here.         Inc., SmithKline Beecham PLC and Wells Fargo & Company. He is a
              member of The Business Council and the Executive Committee of the Council on Competitiveness. He is a Director and Trustee of the Foundation for the Malcolm Baldrige National Quality Award.




COMMITTEES OF THE BOARD

The Board of Directors has established permanent Audit, Board Nominating, Management Compensation and Public Policy committees. The membership of each of these committees is determined from time to time by the Board.

The Audit Committee, which consists of George H. Weyerhaeuser, Chairman, Samuel
H. Armacost, Sam Ginn, Carla A. Hills and John A. Young, held 3 meetings during 1993. The committee selects a firm of independent certified public accountants to audit the books and accounts of Chevron and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls.

The Board Nominating Committee, which consists of Samuel H. Armacost, Chairman, Charles M. Pigott, Condoleezza Rice, S. Bruce Smart, Jr. and John A. Young, held 1 meeting during 1993. The committee assesses the size and composition of the Board and recommends prospective Directors, without regard to race, religion or sex, to assist in creating a balance of knowledge, experience and capability on the Board. The committee will consider nominees recommended by stockholders. If a stockholder wishes to recommend a nominee for the Board of Directors, the stockholder should write to the Corporate Secretary of Chevron specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Board Nominating Committee.

The Management Compensation Committee, which consists of Charles M. Pigott, Chairman, Samuel H. Armacost, Sam Ginn, Carla A. Hills, Condoleezza Rice, S. Bruce Smart, Jr., George H. Weyerhaeuser and John A. Young, held 9 meetings during 1993. The committee reviews and approves salaries and other matters relating to compensation of the principal officers and all executives of Chevron and its subsidiaries above a specified salary grade. The committee also administers the Excess Benefit, Management Incentive, Long-Term Incentive and Management Contingent Incentive Plans of Chevron.

The Public Policy Committee, which consists of S. Bruce Smart, Jr., Chairman, Kenneth T. Derr, Sam Ginn, Carla A. Hills, Charles M. Pigott and Condoleezza Rice, held 2 meetings during 1993. The committee identifies, monitors and evaluates domestic and foreign social, political and environmental trends, issues and concerns which affect or could affect Chevron or to which Chevron could make a unique contribution. The committee reviews and develops recommendations to the Board to assist it in formulating and adopting policies and strategies concerning public policy issues.

Chevron's Board of Directors met 10 times during 1993. There were a total of 25 meetings of the Board and its committees. Attendance by all Directors at these meetings averaged over 91 percent.

NON-EMPLOYEE DIRECTORS' COMPENSATION

Non-employee Directors receive an annual retainer of $35,000 and an attendance fee of $1,250 for each meeting of the Board or a committee of the Board attended. Committee Chairmen are paid an additional fee of $1,250 for each meeting chaired. Any non-employee Director may elect to defer receipt of all or any portion of the annual retainer and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or alternatively, at the election of the Director are converted into stock units representing the value of an equal number of shares of Chevron Stock. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market value of Chevron Stock during the deferral period. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

In addition, non-employee Directors receive deferred compensation to supplement their cash retainers and attendance fees under the Chevron Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"). Benefits under the Restricted Stock Plan accrue in the form of stock units and are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Pursuant to the Restricted Stock Plan, the stock unit accounts of non-employee Directors are credited annually with stock units representing $10,000 worth of Chevron Stock and quarterly with stock units representing converted dividend equivalents earned on the stock units in the non-employee Directors' accounts. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years. However, such forfeiture does not apply if a Director reaches age 72 while serving.

Non-employee Directors are reimbursed for expenses which may by incurred by them in connection with the business and affairs of Chevron.

                            ITEM 2 ON THE PROXY CARD

APPROVAL OF THE PROPOSAL TO AMEND CHEVRON'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Your Directors are presenting, for approval by the stockholders, a proposal to increase the authorized number of shares of Common Stock from 500,000,000 to 1,000,000,000.

The affirmative vote of the holders of a majority of Chevron's outstanding Common Stock is required to approve this proposal. Adoption of the proposal is also contingent on approval of the following proposal. See Item 3, "Approval of the Proposal to Split the Common Stock," for a full discussion of the two proposals.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                            ITEM 3 ON THE PROXY CARD

APPROVAL OF THE PROPOSAL TO SPLIT THE COMMON STOCK

Your Directors are presenting, for approval by the stockholders, a proposal to split each issued share of Chevron Common Stock of $3.00 par value into two new shares of $1.50 par value. Adoption of this proposal is also contingent on approval of the preceding proposal to increase the number of authorized shares of Common Stock. The full text of Article IV, as such Article is proposed to be amended, is set forth in Appendix A hereto.

The Board of Directors believes that the proposed stock split is in the best interests of the stockholders because it should broaden the market for Chevron's shares and ultimately result in an increased number of stockholders and greater interest in the welfare of Chevron.

No change in stockholders' equity will result from the proposed stock split. The aggregate amount of capital represented by the outstanding shares of Common Stock will not change as the number of outstanding shares of Common Stock will be doubled while the par value per share will be halved from $3.00 to $1.50.

Shares issued pursuant to the stock split will have the same rights as the shares of Common Stock currently outstanding. Although the number of authorized but unissued shares of Common Stock after the proposed stock split will be twice the number of authorized but unissued shares before such action, the relative potential for dilution will not change as the number of outstanding shares will be doubled as well. There are no current plans or understandings for the issuance of the additional authorized shares contemplated by the foregoing proposal.

Upon the effectiveness of the stock split, appropriate adjustments would be made to outstanding stock options, restricted stock units and performance units awarded under Chevron's Long-Term Incentive Plan, Management Incentive Plan, Management Contingent Incentive Plan and Restricted Stock Plan for Non-Employee Directors. The proposed stock split also will have the effect of adjusting the current one-to-one relationship between issued shares of Common Stock and the Stock Purchase Rights granted to holders of Common Stock under the terms of Chevron's Stockholder Rights Agreement, adopted November 22, 1988 and amended December 7, 1989. After the proposed stock split, each of the two new shares of Common Stock will represent one-half of one Right. The value of a Right is unaffected by the split and the aggregate number of Rights held by each stockholder will not change. The Rights are not currently exercisable.

Based upon current tax law, the proposed action will result in no gain or loss for federal income tax purposes. The tax basis of each share held before the split will be allocated among the two shares held as a result of the split, and the holding period of the new shares will include the holding period of the share with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders subject to such laws are urged to consult their tax advisors.

It should be noted that because of the increased number of shares, brokerage charges and any stock transfer taxes on sales and purchases of the new Common Stock which would result from the split may be somewhat higher than on pre-split sales and purchases, assuming a transaction involving equivalent market value.

The affirmative vote of the holders of a majority of Chevron's outstanding Common Stock is required to approve this proposal.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO SPLIT THE COMMON STOCK.

                            ITEM 4 ON THE PROXY CARD

APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board, which is composed entirely of non-employee Directors, has selected Price Waterhouse as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 1994. The Board has endorsed this appointment and it is being presented to the stockholders for approval.

Price Waterhouse has audited the books, records and accounts of Chevron for many years and during the year ended December 31, 1993, provided both audit and nonaudit services. Audit services included: (1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements; (3) audit of specific financial and statistical information in connection with sales contracts and other agreements; and (4) examination of the financial statements of various Chevron employee benefit plans. Nonaudit services provided by Price Waterhouse included income tax consulting, employee benefit advisory services and systems consulting projects.

All audit and nonaudit services provided by Price Waterhouse are approved by the Audit Committee which will give due consideration to the potential impact of nonaudit services on auditor independence.

Representatives of Price Waterhouse will be present at the Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of Price Waterhouse, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT PUBLIC ACCOUNTANTS.

                            ITEM 5 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO MAKE DIRECTORS' COMPENSATION IN THE FORM OF COMMON
STOCK

The shareholders of Chevron Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

Beginning on the 1995 Chevron Corporation's fiscal year all members of the Board of Director's total compensation will be in the form of Chevron Corporation common stock.

The price of the stock paid to the board members shall be the closing price on the New York Stock Exchange of the preceding year.

In addition, each director must sign an agreement to hold onto a minimum of 80% of the shares paid as compensation at least one year after his or her term expires. Should any director fail to comply with this agreement, such director shall have sixty (60) days from the date of non-compliance to again comply. Failure to again comply shall result in disqualification and such director's position shall be declared vacant.

                              SUPPORTING STATEMENT

In this proponent's opinion this is the most important issue before the American public today, "Accountability'. In our government, our schools, our law system and our corporations we've lost accountability. Everyone wants to be under the umbrella of tenure, seniority, guaranteed contracts and Golden Parachutes. These people want to be handsomely paid whether they do good or bad, completely against the principals of our country. What created this great nation and what gave us stockholders the standard of living we enjoy. That this management would object to being paid solely in company stock shows just how far it has gone.

Management in this country has created a monopoly. It doesn't matter if a director knows whether we make widgets or digets, just as long as he has a degree from a prestigious college and is one of the good old boy club. Next to the Soviet politburo, management has created one of the largest pork barrels ever known. After fifty years a great light shone in the west and the Russians suddenly realized that, "We aint got nuttin" So now they reason ! Let's follow those guys over there who got something while our great crop of M.B.A.s have decided to emulate their failed system.

The Rossi family has investigated about 40 Fortune 500 companies. Which we believe represents most industries and presents a good cross section of corporate America. Our study found that all the members of the board of directors all have advanced degrees from prestigious universities. They are virtually all white and male. Even though women represent at least half of our population, we found an occasional sole women, at best two women on these boards. In addition, BLACKS, ASIANS and HISPANICS are seldom seen on these boards.

We came to the conclusion that only ten percent of our population is currently eligible to serve as a board member on an American corporation. To be included in this exclusive ten percent, you must be male, educated (Ivy League or equivalent) and well connected.

We feel that this is a national tragedy of Himalayan proportions. An enormous waste of one of our most precious resources. People who have that innate ability to be innovative, to lead this country's heartbeat--business. But unfortunately, 90% of our population is excluded, regardless of their ability.

If this board has so little confidence in their ability to run this corporation successfully, that they are not willing to take their pay as we the shareholders do, I suggest they seek another type of employment. Perhaps tennis. I urge stockholders to pass this proposal for the well being of this corporation and America!

"A beginning to accountabilty ".

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Chevron believes it is in the best interests of the corporation and its stockholders to attract and retain exceptional individuals to serve as non-employee Directors on the Board of Directors. To successfully do this, Chevron must offer a fair and competitive total compensation package to non-employee Directors (employee Directors are not compensated for their services as Directors). Chevron believes that the non-employee Directors' current compensation package consisting of cash retainers and attendance fees and the Restricted Stock Plan is competitive with industry standards, allowing Chevron to attract highly valued individuals to serve on its Board.

As discussed on page 7 under "Non-Employee Directors' Compensation," the Restricted Stock Plan supplements the non-employee Directors' cash compensation with deferred compensation in the form of stock units, which are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years. In addition, any non-employee Director may elect to defer receipt of all or any portion of the annual retainers and meeting fees. At the election of the Director, such deferred amounts may be converted into stock units representing the value of an equal number of shares of Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market price of Chevron Stock during the deferral period. Each of these forms of compensation gives the non-employee Directors an ownership interest in Chevron and further aligns their interests with the interests of stockholders.

Chevron believes that the current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. The cash portion of the compensation provides flexibility to non-employee Directors to use such cash as their particular needs may require, including the payment of income taxes which are the sole responsibility of the non-employee Directors. At the same time, the package aligns non-employee Directors' interests with stockholders' interests through stock units issued under the Restricted Stock Plan and through Directors' deferral elections. Implementation of this proposal would decrease the competitiveness of the compensation package for non-employee Directors and thereby decrease the ability of Chevron to attract and retain outstanding individuals to serve on its Board.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                            ITEM 6 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PREPARE A REPORT ON THE IMPACT OF NAFTA

BE IT RESOLVED:

  That the shareholders of Chevron Corporation request that the Board of Directors prepare a written report detailing the anticipated impact of the North American Free Trade Agreement ("NAFTA"), or any other trade agreement of a similar nature with Mexico, on our Company's competitive strategies and long-term shareholder value. The report shall review and describe:

    (i) The specific impact of NAFTA on our Company's competitive strategies and the policies and programs for their implementation;

    (ii) The specific impact of NAFTA on our Company's workers, customers, shareholders, suppliers and the communities in which we do business;

    (iii) Any plans to relocate or outsource production to Mexico;

    (iv) Our Company's workplace and environmental standards for its current and future Mexican operations; and

    (v) Our Company's activities promoting the passage of NAFTA and the estimated cost of those activities.

  The report shall exclude any proprietary information, be prepared at reasonable cost, and be available to shareholders within three months after the Company's 1994 annual meeting of shareholders.

                              SUPPORTING STATEMENT

  Chevron Corporation has been a prominent supporter of NAFTA, a significant public policy issue. While there is a range of opinion regarding the economic, social and environmental impact of NAFTA, the behavior of specific companies will ultimately determine who wins and loses under NAFTA. We believe it is the responsibility of our Company to comprehensively analyze how NAFTA will affect the Company's shareholders and other important corporate constituencies such as workers, customers, suppliers and the communities in which we do business prior to participating in the public debate. Failure to thoroughly conduct such an analysis and report its findings to shareholders would be irresponsible.

  Elimination of trade and investment barriers between the U.S., Canada and Mexico will undoubtedly change the competitive position of our Company and consequently require directors and managers to rethink our competitive strategies. This reassessment should include an analysis of whether or not relocating to Mexico, which means trading off lower wages for reduced quality and productivity, is a sound business decision. Further, since Mexican environmental and workplace standards are significantly inferior to those in the U.S. and Canada, a failure to exceed those standards could not only put workers and communities at risk, but also hurt business by tarnishing our Company's public image and incurring preventable legal liabilities.

  Relocation of any Company facilities to Mexico could have a substantial impact on a range of our Company's constituencies including owners, workers, customers, suppliers and the communities in which we do business. Good relations with all corporate constituencies is vital to the long-term financial success of our Company. Confusion about our Company's intentions could damage relations with these key corporate constituencies. Therefore, we believe it is in the mutual best interest of our Company's shareholders and other key constituencies that directors and managers report on the issues raised in this proposal.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Your Directors recommend a vote AGAINST this proposal. Preparation of such a report would be costly, have little practical value and have no impact on the long-term viability and profitability of Chevron Corporation.

Chevron's support of NAFTA was based on management's fundamental belief that the liberalization of trade will increase prosperity in the western hemisphere. We believe there is a direct cause-and-effect link between free trade and economic development--conditions that enhance our ability to compete and increase long-term stockholder value.

The opening of markets through NAFTA should reinforce and expand Chevron's economic relationship with Mexico. Chevron currently buys crude oil from and sells petroleum products to PEMEX, the Mexican national petroleum company. We also sell lube oil and gasoline additives to Mexico. The total trade of Chevron companies with Mexico exceeded U.S. $1.0 billion in 1992. With the anticipated improvement in Mexico's economy, we expect a growing market for U.S. goods and services and for Chevron petroleum products and services, in particular. Also, as U.S. exports increase, the U.S. economy will benefit, thereby improving opportunities for Chevron in domestic markets, as well.

Overall, Chevron views NAFTA as an opportunity for the U.S., Canada and Mexico to create more jobs, strengthen our economies, protect and clean up the environment and forge new trading partnerships. In support of the agreement, Chevron joined with the business community in a grassroots campaign to win Congressional approval of the legislation implementing NAFTA.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                            ITEM 7 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PREPARE A REPORT ON ENVIRONMENTAL AND SAFETY HAZARDS

WHEREAS:

159 deaths and 1,129 injuries have occurred in chemical industry accidents during the past 5 years, according to an OSHA-commissioned study. The New York Times has reported this as one of the deadliest periods for the American petrochemical industry's history: "Alarm[ing] company executives, the 12 worst explosions killed 79 people, injured 833, and caused roughly $2 billion in damage." The Congressional subcommitee chairman overseeing OSHA believes that this accident increase is linked to the use of less trained contract workers.

WHEREAS WE BELIEVE:

These problems are exemplified in the United States by explosions at facilities of companies such as Union Carbide, Chevron, and others. The greatest catastrophic potential for damage was demonstrated at Bhopal, India.

Many companies are doing extensive studies of their chemical risks, even though not legally mandated, "worst-case' scenarios of potential accidents, hazard assessments, and periodic safety audits of unresolved problems at major hazardous facilities, with recommendations for improvement. Some of these studies of plant safety and hazard prevention are also required by OSHA and EPA, but are not disclosed to the local communities. Unless such studies are shared with the communities potentially affected by the hazards, local citizens are unable to avoid needless deaths and injuries.

Investors, citizens, environmental and labor groups across the country are asking for: worst-case accident scenarios and consequence analysis; groundwater contamination; hazardous waste disposal practices; safety audits; "self-audits" for the CMA Responsible Care Program; and toxic use reduction plans. Residents wish to inspect facilities and discuss such documents with the company in a public forum.

Increasingly, companies are agreeing to provide this information under Good Neighbor Agreements which in allow mutually agreeable experts to provide technical assistance to the community. Given the Company's past record and problems, we believe that it should meet community requests in this manner, make information public, and show itself to be truly accountable.

RESOLVED: The shareholders request the Company to make publicly available a report (prepared at reasonable cost, omitting proprietary information, and made available by September 1994), sufficiently comprehensive to permit interested persons to assess: (a) environmental and safety hazards to communities surrounding its plants, such as risks and consequences of chemical accidents, preventative measures, and plans to reduce the use of toxics; (b) communities' rights to inspect facilities with regard to these hazards; (c) Company policy and procedures in these areas.

                              SUPPORTING STATEMENT

We believe that company records of actual safety performance should be widely available to local citizens and employees. Our Company needs to deal adequately with public concerns about environmental health and safety, if it is to be viewed as environmentally responsible. Shareholders concerned with our Company's image, or with its treatment of local concerns about environmental health and safety, should vote FOR this resolution, to indicate the degree of investor concern for these issues. We believe that these issues are appropriate for shareholder attention, given the financial as well as the human costs of such accidents, including direct costs of damage and the repercussions of negative publicity.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Your Board of Directors believes that corporate policies and actions at Chevron facilities satisfy or will satisfy the principal elements of the proposal:

POLICY

. One element of Chevron's published vision is for communities to welcome us.
  To achieve this vision, Chevron facilities will give high priority to environmental, public and governmental concerns.

. Chevron's Safety, Fire, Health and Environment Policy 530 encourages employees and facility management to recognize and respond to community concerns. Adopted in 1989, this policy was supported by a vote of 98.3% of stockholders at the 1991 Annual Meeting of Stockholders.

. In 1992, Chevron issued guidance to assist Chevron facilities in implementing
  Policy 530. This guidance calls on Chevron facilities to communicate with and work to resolve community concerns.

. Chevron intends to publish by the end of 1994 an environmental, health and safety performance report. Chevron plans to include in the report numeric data covering such things as employee safety, toxic emissions and pollution prevention and oil spills. Additional data may also be included. Data will be on an aggregated, nationwide basis for all of Chevron's various operations. The report will also contain general information on Chevron's policies and actions to prevent pollution and accidents. It will be available to stockholders and the public upon request.

SPECIFIC ACTIONS AT FACILITIES

. Chevron refineries and chemical plants will complete Risk Management Plans as required by the Federal Clean Air Act. The goal of these plans is to protect communities and the environment by preventing accidents. When completed in 1997-1998, they will be available to the public.

. Chevron refineries and chemical plants are covered by community emergency response plans. These plans, required by the Federal Emergency Planning and Community Right-to-Know Act of 1986, are available to the public.

. Chevron refineries and chemical plants are currently implementing the Federal
  Occupational Safety and Health Administration's Process Safety Management requirements to better protect employees from chemical accidents.

We believe that through Chevron's policies, communications efforts, current and proposed federal notification requirements, and the planned report, much of the information covered by the proposal can be obtained by stockholders and communities near Chevron facilities and, therefore, the proposal is unnecessary.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

The compensation of K. T. Derr, Chevron's Chief Executive Officer, and the four other most highly paid executive officers during 1993 is shown on the following pages in five tables and discussed in a report from the Management Compensation Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

              Annual Compensation         Long-Term Compensation
             ---------------------- -----------------------------------
                                            Awards            Payouts
                                    ----------------------- -----------
    Name                             Restricted    Shares     Vested    All Other
    and                   Bonus ($)    Stock     Underlying Performance  Compen-
 Principal        Salary    (Year   Awards(s)(1)  Options      Units    sation(2)
  Position   Year   ($)    Earned)      ($)         (#)         ($)        ($)
 ----------  ---- ------- --------- ------------ ---------- ----------- ---------
 K. T. Derr  1993 900,000  914,000        -0-      46,800     909,437    51,372
 Chairman    1992 800,000  759,000        -0-      47,300     311,328    36,628
             1991 800,000  575,000    157,781      37,200         -0-    50,330
 J. D.
  Bonney     1993 550,000  469,000        -0-      25,700     509,284    32,332
 Vice-
  Chairman   1992 512,500  421,000        -0-      26,000     174,344    23,668
             1991 500,000  335,000     89,409      20,900         -0-    31,456
 J. N. Sul-
  livan      1993 500,000  427,000        -0-      25,700     509,284    29,612
 Vice-
  Chairman   1992 451,250  371,000        -0-      26,000     174,344    20,924
             1991 435,000  275,000     89,409      20,900         -0-    27,366
 W. E.
  Crain      1993 390,000  276,000        -0-      15,000     309,208    23,620
 Vice-Pres-
  ident      1992 371,667  256,000        -0-      15,500     105,852    17,045
             1991 353,333  165,000     54,347      12,600         -0-    21,982
 M. R.
  Klitten    1993 356,250  248,000        -0-      15,000     227,359    21,799
 Vice-Pres-
  ident      1992 323,750  215,000        -0-      15,500      77,832    14,965
             1991 305,000  125,000     54,347      12,600         -0-    19,228

- --------
(1) Aggregate number of shares of restricted stock and/or restricted stock units and their value at fiscal year-end ($87.125 per share) is as follows:
    K. T. Derr--15,750 shares, $1,372,219; J. D. Bonney--9,775 stock units,
    $851,647; J. N. Sullivan--7,775 shares, $677,397; W. E. Crain--3,875 stock units, $337,609, M. R. Klitten--2,525 shares, $219,991. Holders of restricted stock/restricted stock units receive the dividends/dividend equivalents paid on their holdings.
(2) Includes Chevron's contribution to the Profit Sharing/Savings Plan, the Savings Plus Plan and allocations under the Excess Benefit Plan for these plans. For 1993, contributions under the Profit Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $16,947, J. D. Bonney, $14,555, J. N. Sullivan, $14,214, W. E. Crain, $12,057, M. R.
    Klitten, $11,096; contributions under the Savings Plus Plan for the five named individuals were as follows: K. T. Derr, $4,737; J. D. Bonney, $4,770, J. N. Sullivan, $4,775; W. E. Crain, $4,769, M. R. Klitten, $4,765;
    and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $29,688, J. D. Bonney, $13,007, J.
    N. Sullivan, $10,624, W. E. Crain, $6,794, M. R. Klitten, $5,937.

STOCK OPTIONS GRANTED IN 1993 TABLE

                                                                          Potential Realizable Value on
                                                                       6/30/03 based on Assumed Compounded
                                                                           Annual Rates of Stock Price
                                  Individual Grants                                Appreciation
                          ---------------------------------            -------------------------------------
                                     Percentage
                          Number of   of Total
                            Shares    Options
                          Underlying Granted to Exercise or
                           Options   Employees  Base Price  Expiration
Name                      Granted(1)  in 1993   (per Share)    Date    0% per Year 5% per Year  10% per Year
- ----                      ---------- ---------- ----------- ---------- ----------- -----------  ------------
K. T. Derr..............    46,800      6.7%      $87.75     6/30/03     $  -0-    $ 2,582,982  $ 6,544,980
J. D. Bonney............    25,700      3.7%       87.75     6/30/03        -0-      1,418,383    3,594,145
J. N. Sullivan..........    25,700      3.7%       87.75     6/30/03        -0-      1,418,383    3,594,145
W. E. Crain.............    15,000      2.1%       87.75     6/30/03        -0-        827,850    2,097,750
M. R. Klitten...........    15,000      2.1%       87.75     6/30/03        -0-        827,850    2,097,750
Stock Price per Share...                                                 $87.75         142.94       227.60
All Optionees...........                                                    -0-    $39 Million  $98 Million
All Stockholders(2).....                                                    -0-    $18 Billion  $46 Billion
Optionee Gain as % of
 All Stockholders' Gain.                                                    --             0.2%         0.2%

- --------
(1) Non-qualified options are granted to Chevron's senior managers and executives (one-half of one percent of Chevron's employees). The options have a ten year term and are 100% vested one year after date of grant. The exercise price is the fair market value on the date of grant.
(2) Represents aggregate increases in market capitalization of Chevron based upon the outstanding shares (325,737,605) of Chevron Stock as of December 31, 1993.

1993 YEAR-END STOCK OPTION VALUE TABLE

                                                      Number of
                                                        Shares       Value of
                                                      Underlying    Unexercised
                                                     Unexercised   In-the-Money
                                                      Options on    Options on
                                                     December 31,  December 31,
                                                         1993          1993
                                                    -------------- -------------
                                                     Exercisable/  Exercisable/
                                                    Unexercisable  Unexercisable
                                                    -------------- -------------
K. T. Derr......................................... 117,900/46,800 $2,087,775/$0
J. D. Bonney.......................................  65,700/25,700   1,162,950/0
J. N. Sullivan.....................................  65,700/25,700   1,162,950/0
W. E. Crain........................................  39,600/15,000     700,763/0
M. R. Klitten......................................  36,100/15,000     639,950/0

No options were exercised by the above named executive officers during 1993.

LONG-TERM INCENTIVE PLAN-1993 PERFORMANCE UNIT AWARDS TABLE

                                                                     Performance
                                                          Number of    Period
                                                         Performance    Until
                                                            Units      Payout
                                                         ----------- -----------
K. T. Derr..............................................   14,950      3 Years
J. D. Bonney............................................    8,200      3 Years
J. N. Sullivan..........................................    8,200      3 Years
W. E. Crain.............................................    4,800      3 Years
M. R. Klitten...........................................    4,800      3 Years

The payout can vary between 0% and 150% of grant depending on Chevron's total stockholder return (TSR) vs. its peer group. Payout (in dollars) is equal to the number of units times the 20-day trailing average of the price of Chevron Stock at the end of the performance period times a performance modifier based on relative TSR.

PENSION PLAN TABLE

The following table illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

        Average Annual Salary              Estimated Annual Pension
          Plus Unrestricted     -----------------------------------------------
       Incentive Awards During             Years of Credited Service
             the Highest        -----------------------------------------------
         3 Consecutive Years       25       30       35        40        45
      ------------------------- -------- -------- --------- --------- ---------
      $  500,000............... $186,800 $220,600 $ 255,600 $ 290,600 $ 325,500
         750,000...............  280,100  331,000   383,400   435,900   488,300
       1,000,000...............  373,500  441,300   511,300   581,200   651,200
       1,250,000...............  466,900  551,600   639,100   726,500   814,000
       1,500,000...............  560,300  662,000   766,900   871,900   976,800
       1,750,000...............  653,600  772,300   894,700 1,017,200 1,139,700
       2,000,000...............  747,000  882,600 1,022,600 1,162,500 1,302,500

If they remain employees until they reach age 65, the Years of Credited Service for Messrs. J. D. Bonney, W. E. Crain, K. T. Derr, M. R. Klitten and J. N. Sullivan, will be as follows: J. D. Bonney, 35 years; W. E. Crain, 37 years; K.
T. Derr, 40 years; M. R. Klitten, 39 years; J. N. Sullivan, 40 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal Social Security benefits required by the Retirement Plan.

The Retirement Plan is a defined benefit pension plan. Employees of Chevron and certain consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the Plan are calculated on a "final average pay formula" based on length of credited service and the average of the highest three consecutive years of annual earnings. For executive officers, annual earnings generally correspond to the amount set forth in the "Salary" column of the table on page
15. Beginning in 1989, federal law prohibited the inclusion of earnings in excess of $200,000 per year (adjusted annually for cost of living increases). In 1993 this limit was $235,840. Beginning in 1994, federal law prohibits the inclusion of earnings in excess of $150,000 per year (adjusted in increments of $10,000) in the average earnings used to calculate benefits.

The basic pension benefit is equal to the sum of 1.4% of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus 1.35% of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6% of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal Social Security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits are ordinarily payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50 percent or 100 percent joint-and-survivor pension, or a lump sum payment. All Retirement Plan benefits are paid out of a trust maintained by Bankers Trust Company. Future contributions to the trust will be made by Chevron; employee contributions are not permitted. In general, federal law limits the maximum annual pension to $90,000 (adjusted annually for cost of living increases) for each eligible employee. In 1993, this limit was $115,641. This amount is subject to further limitation depending on the eligible employee's participation in the Profit Sharing/Savings Plan and Savings Plus Plan.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report is provided by the Management Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of all eight of the non-employee Directors, is responsible for establishing and administering Chevron's executive compensation program. The Committee met 9 times during 1993.

In structuring Chevron's incentive programs, the Committee has been advised on plan design by external compensation consultants, as well as by Chevron's compensation staff. The Committee has been provided with competitive pay and performance information by an outside consultant. Chevron's compensation staff provided additional data and analysis that was requested by the Committee.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

. link rewards to business results and stockholder returns,

. encourage creation of stockholder value and achievement of strategic objectives,

. provide total compensation opportunity that is competitive with major oil and non-oil companies, taking into account relative company size and performance as well as individual responsibilities and performance,

. maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades, and

. attract and retain, on a long-term basis, high caliber personnel.

Chevron uses seven major oil companies as its competition when determining competitive compensation practice: Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal. These seven are the primary competition in the marketplaces in which Chevron operates and are strong competitors for human resources talent.

Five of these competitors (Amoco, Arco, Exxon, Mobil and Texaco) are also used as the competitor peer group when determining relative business performance. Shell is excluded because it is a subsidiary of Royal Dutch Shell and does not issue stock, making it difficult to determine a return to stockholders. Unocal is excluded from the peer group because its assets and scope of operations are significantly smaller than the other members of the peer group.

                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For executive officers, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent more than half of their total compensation opportunity. Payout of the short-term incentives depends on assessments of corporate performance measured against both annual business plan objectives and performance relative to the five peer group competitors (Amoco, Arco, Exxon, Mobil and Texaco). Payout of the long-term incentives depends on performance of Chevron Stock and on total stockholder return (TSR) performance relative to the same five competitors. TSR is stock price appreciation plus dividends on a reinvested basis.

Base Pay

. Salary structures are targeted to average pay levels of the seven major oil competitors noted previously. The Committee also reviews non-oil company pay information supplied by outside consultants when establishing salary structures to ensure compensation opportunity is competitive. Individual salaries are based on sustained individual performance toward achieving Chevron's goals and objectives.

. Executive salaries are reviewed and approved annually by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

Short-Term Incentive (Management Incentive Plan)

. The Management Incentive Plan (MIP) is an annual cash incentive plan which links awards to performance results of the prior year. Awards are based on three components: corporate results, business unit results and individual performance.

. Individual target awards vary by salary grade and are based on competitive practice of the seven oils. Actual individual awards depend on assessments of performance versus corporate, business unit and individual targets, and typically vary from 150% of target award to zero.

. Corporate and business unit operating and financial targets are set at the beginning of each year. Targets include: earnings, return on capital employed
  (ROCE), cash flow, and operating expense. Results are measured against annual business plan objectives and against major oil competitor results.

. An individual's key job responsibilities and stretch goals are established annually during Chevron's Performance Management Process (an ongoing cycle of performance planning, coaching and feedback). Performance dimensions include leadership, teamwork, communication, planning and organizing, quality improvement, creativity/innovation and managing performance. Assessment of individual performance is an aggregate judgment; no specific weighting is applied to the performance dimensions.

Long-Term Incentive (Long-Term Incentive Plan)

. The Long-Term Incentive Plan (LTIP), which was approved by the stockholders in 1990, is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on seven oil company competitive valuations provided by an outside consultant.

. Stock Options are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their value ultimately depends entirely on appreciation of Chevron Stock. (The Committee does not grant discounted options).

. Performance Units have their value tied to TSR as compared to TSRs for Amoco, Arco, Exxon, Mobil and Texaco. Performance units have a three-year vesting period, with a performance modifier based on relative TSR rank that can vary from 0% to 150% of grant. Payout (in cash) is equal to the number of units multiplied by the 20-day trailing average of the Chevron Stock price at the end of the performance period multiplied by the performance modifier.

              1993 OBRA--EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

The Omnibus Budget Reduction Act (OBRA) of 1993 included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation Table, subject to several statutory exceptions. The proposed regulations for this section of OBRA, which specify the requirements for exceptions, were not published until December 16, 1993. Written comments and requests for a public hearing are not due until February 22, 1994. The Committee is studying this issue and following developments. However, based on the proposed regulations and transition rules, the Committee does not anticipate additional tax exposure from Chevron's 1994 executive compensation program.

                             1993 CEO COMPENSATION

In the five-year period since K.T. Derr became CEO (1989-1993), Chevron has achieved a TSR of 18.9% per year, which ranks Chevron first among major oil companies. During this same period the peer oil companies (Amoco, Arco, Exxon, Mobil and Texaco) achieved returns for their stockholders ranging from 10.4% to 17.0%, and averaging 13.2%.

As noted in this report last year, 1992 salary increases for key executives were deferred due to poor 1991 financial results. At the beginning of 1992, Mr. Derr established several "strategic intents" to guide Chevron toward cutting costs and improving profits to become a top competitor in the oil industry. Significant progress had been made toward these goals by year-end.

. Mr. Derr established a goal to reduce operating costs by $.50 per barrel by the third quarter of 1993. This goal was surpassed by the end of 1992, well ahead of the target date. Operational costs were reduced from $7.45 per barrel in 1991 to $6.91 per barrel in 1992 and overall 1992 operating expenses (adjusted for special items and own use fuel credit) declined by $535 million from 1991 levels.

. Chevron and other companies track ROCE to measure how efficiently they manage their assets relative to their competition. Chevron's reported ROCE improved from 7.5% in 1991 to 11.4% in 1992 before the cumulative effects of accounting changes. This moved Chevron's ranking relative to the five oil company peers from last place in 1991 to first place in 1992.

. Chevron's 1992 reported earnings ($2,210 million before accounting changes) improved over 70% from 1991 ($1,293 million). This moved Chevron from fifth place relative to its peers to second place, behind industry giant Exxon. Adjusted earnings improved about 15%, (from $1,359 million to $1,559 million), moving relative rank from fourth to second, again behind Exxon. (Adjusted earnings for this purpose represent reported earnings before special items and accounting changes. Competitor reported earnings are similarly adjusted, based on publicly available data.)

Based on these results, in January 1993 the Committee granted Mr. Derr a $100,000 salary increase bringing his annual salary to $900,000. This was Mr. Derr's first salary increase in 24 months and is equivalent to an annual salary progress of 6.1%.

In 1993, Chevron's adjusted earnings were $2.1 billion, up 38% from 1992 and 19% over the 1993 objective of $1.8 billion. Cash flow from operations was $4.2 billion, up 8% from 1992. Chevron's 1993 adjusted ROCE of 11.0% compares to 8.4% in 1992. Several years of difficult negotiations culminated in the formation of the Tengizchevroil joint venture in the Republic of Kazakhstan, which began operations on April 6, 1993. Throughout 1993, Chevron continued its aggressive restructuring activities by selling marginal and non-strategic properties, which on a cumulative basis has helped raise Chevron's adjusted ROCE to first among the peer group. Operating expenses were further reduced in 1993. As a result of these continuing efforts toward achieving long-term sustainable cost savings, operating expenses adjusted for special items and own use fuel credits since 1991 have been reduced by over $1.1 billion a year. For the year 1993, Chevron's TSR was 30.6%, essentially tied with Mobil for first place and well ahead of the competitors' average of 12.4% as well as the S&P average of 10.0%. Based on these results, the Committee granted Mr. Derr an annual bonus award of $914,000.

Management Contingent Incentive Plan (MCIP) Performance Unit awards granted in 1988 vested in 1993. The payout of these MCIP performance units, which was based on ROCE during the period 1988-1992, was zero. Mr. Derr received a $909,437 payout of LTIP performance units granted in 1990 which vested on December 31, 1993. In the plan approved by stockholders in 1990, payout is determined by formula. The formula payout for these vested performance units was 105%, based on Chevron's TSR rank relative to that of the five oil company peers.

During 1993, Mr. Derr was granted 46,800 Stock Options and 14,950 Performance Units under LTIP. These grants were made under the same determination rules as apply to all other employees eligible to participate in LTIP. The Committee's outside compensation consultant advises that Mr. Derr's award is well within competitive practice for his level of responsibilities. The value of the Stock Options will depend on the price of Chevron Stock at the time they are exercised. The Performance Units will vest on December 31, 1996, and payout will be based on Chevron's TSR ranking relative to the five oil company peers.

The Committee also notes that Mr. Derr was allocated $16,947 from his participation in the Chevron Corporation Profit Sharing/Savings Plan, a broad-based employee stock ownership and savings plan. The allocation to this Plan was based on Chevron's income.

January 26, 1994

                       MANAGEMENT COMPENSATION COMMITTEE

     C. M. PIGOTT, CHAIRMAN                      C. RICE
     S. H. ARMACOST                              S. B. SMART, JR.
     SAM GINN                                    G. H. WEYERHAEUSER
     C. A. HILLS                                 J. A. YOUNG

PERFORMANCE GRAPH

The following graph, prepared by Value Line, Inc., shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or in an index of peer group companies over a five-year period beginning December 31, 1988 and ending December 31, 1993 weighted by market capitalization as of the beginning of each year. The graph reflects the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex dividend trading date. The interim measurement points show the TSR as of the end of each year between 1988 and 1993.

The peer group index is made up of Amoco, Arco, Exxon, Mobil and Texaco. Chevron competes directly against the companies in the peer group, and for a number of years has measured its performance against these companies for purposes of its Management Incentive Plan and Long-Term Incentive Plan.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

                    Chevron Corporation, S&P 500, Peer Group
           (Performance results beginning 12/31/88 through 12/31/93)

Performance Graph filed with the Securities and Exchange Commission under Form SE appears here.

   CHV     [_]  $100.00 $155.72 $174.05 $172.87 $182.66 $238.46
   S&P 500   +  $100.00 $131.49 $127.32 $166.21 $179.30 $197.23
   Peer Group*  $100.00 $133.91 $141.73 $159.59 $166.31 $185.59

OTHER MATTERS


The Board of Directors does not know of any other business which will be presented for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in this Notice of Meeting and Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors
M. J. McAuley Secretary

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

                                                                      APPENDIX A

                       PROPOSED AMENDED ARTICLE IV TO THE
                     RESTATED CERTIFICATE OF INCORPORATION

  1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion one hundred million (1,100,000,000), of which one hundred million (100,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, and one billion (1,000,000,000) shares shall be Common Stock of the par value of one dollar and fifty cents ($1.50) per share.

  At the time this amendment becomes effective, each share of Common Stock, par value three dollars ($3.00), including treasury shares, issued at such time shall be, and hereby is, changed and reclassified into two (2) fully paid and non-assessable shares of Common Stock, par value one dollar fifty cents ($1.50) each, as herein authorized. Each outstanding stock certificate of this Corporation which, immediately prior to the time this amendment becomes effective, represented one or more shares of Common Stock, $3.00 par value, shall thereafter represent the same number of shares of Common Stock, $1.50 par value, and this Corporation shall issue and deliver to each holder of Common Stock of this Corporation of record immediately prior to the time this amendment becomes effective certificates representing one additional share of Common Stock, $1.50 par value, for each share of Common Stock held of record by each such stockholder at such time.

  The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) if the increase or decrease is approved by the holders of a majority of the shares of Common Stock, without the vote of the holders of the shares of Preferred Stock or any series thereof, unless any such Preferred Stockholders are entitled to vote thereon pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be that of a majority of the combined voting power of the Common and Preferred Stock so entitled to vote.

  2. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series:

    (a) the number of its shares, which may thereafter (unless forbidden in the resolution or resolu-tions providing for such issue) be increased or decreased (but not below the number of shares of the series then outstanding) pursuant to a subsequent resolution of the Board of Directors,

    (b) the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and

    (c) the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

  3. In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock:

    (a) to subject the shares of such series, without the consent of the holders of such shares, to being converted into or exchanged for shares of another class or classes of stock of the Corporation, or to being redeemed for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions, and

    (b) to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside this Restated Certificate of Incorporation.

  4. Whenever the Board of Directors shall have adopted a resolution or resolutions to provide for:

    (a) the issue of a series of Preferred Stock,

    (b) a change in the number of authorized shares of a series of Preferred Stock, or

    (c) the elimination from this Restated Certificate of Incorporation of all references to a previously authorized series of Preferred Stock by stating that none of the authorized shares of a series of Preferred Stock are outstanding and that none will be issued, the officers of the Corporation shall cause a certificate, setting forth a copy of such resolution or resolutions and, if applicable, the number of shares of stock of such series, to be executed, acknowledged, filed and recorded, in order that the certificate may become effective in accordance with the provisions of the General Corporation Law of the State of Delaware, as from time to time amended. When any such certificate becomes effective, it shall have the effect of amending this Restated Certificate of Incorporation, and wherever such term is used in these Articles, it shall be deemed to include the effect of the provisions of any such certificate.

  5. As used in this Article IV, the term "Board of Directors" shall include, to the extent permitted by the General Corporation Law of the State of Delaware, any duly authorized committee of the Board of Directors.

  6. Holders of shares of Common Stock shall be entitled to receive such dividends or distributions as are lawfully declared on the Common Stock; to have notice of any authorized meeting of stockholders; to one vote for each share of Common Stock on all matters which are properly submitted to a vote of such stockholders; and, upon dissolution of the Corporation, to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences, if any, of any shares of Preferred Stock.

This Proxy will be voted as directed, but if not otherwise directed, FOR the nominees, FOR the Proposals numbered 2 through 4 and AGAINST the Stockholder Proposals 5 through 7.

This Proxy will also be voted on such other matters as may properly come before the meeting (unless this sentence is stricken).


Please sign as name appears hereon, date, and return this Proxy Card promptly using the enclosed envelope.

- -----------------------------------------------
Signature / Date


- -----------------------------------------------
Signature / Date

Proxy
                                                                            LOGO

This proxy is solicited on behalf of the Board of Directors.

K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser, and each of them, each with the power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in CHEVRON CORPORATION at the annual meeting of its stockholders to be held on May 3, 1994, and any adjournment thereof.

Management recommends and will vote FOR the election of the following as Directors (unless otherwise directed):

1. S. H. Armacost, J. D. Bonney, W. E. Crain, K. T. Derr, S. Ginn,
   C. A. Hills, C. M. Pigott, C. Rice, S. B. Smart, Jr., J. N. Sullivan,
   G. H. Weyerhaeuser and J. A. Young.

   To vote for all nominees, check this box. ( )

   To withhold authority to vote for all nominees, check this box. ( )

   To withhold authority to vote for any individual nominee while voting for the remainder, write this nominee's name in the space following:

   -------------------------------------------------------------------------

Management recommends and will vote FOR the following (unless otherwise directed):

2. Amend Restated Certificate of Incorporation to Increase Authorized
   Common Stock.                         FOR ( )   AGAINST ( )   ABSTAIN ( )

3. Proposal to Split the Common Stock.   FOR ( )   AGAINST ( )   ABSTAIN ( )

4. Appointment of Price Waterhouse as Independent Public Accountants.
                                         FOR ( )   AGAINST ( )   ABSTAIN ( )

Management does not recommend and will vote AGAINST the following stockholder proposals (unless otherwise directed):

5. Compensate Directors Solely in the Form of Common Stock.
                                         FOR ( )   AGAINST ( )   ABSTAIN ( )

6. Prepare a Report on Impact of NAFTA.  FOR ( )   AGAINST ( )   ABSTAIN ( )

7. Prepare a Report on Environment and Safety Hazards.
                                         FOR ( )   AGAINST ( )   ABSTAIN ( )

(OVER)

...............................................................................

                                                                            LOGO

                                                          CHEVRON CORPORATION
                                                          225 Bush Street
                                                          San Francisco CA 94104

Dear Stockholders:

Attached is your 1994 Chevron Corporation Proxy Card. Please read both sides of the Proxy Card and mark, sign, and date it. Then detach and return it promptly using the enclosed reply envelope. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. We urge you to vote your shares.

We are pleased to invite you to attend the 1994 Annual Meeting of Stockholders of Chevron Corporation to be held at 9:30 a.m. local time on Tuesday, May 3, in the Auditorium of the Nob Hill Masonic Center, 1111 California Street, San Francisco, California.

Sincerely,

M.J. McAuley
Secretary